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                                                                       EXHIBIT 5




                                                                  (614) 464-6400

                                   May 1, 2000

Board of Directors
M/I Schottenstein Homes, Inc.
3 Easton Oval
Suite 500
Columbus, OH  43219

Members of the Board:

                  We are familiar with the proceedings taken and proposed to be taken by M/I Schottenstein Homes, Inc., an Ohio corporation (the "Company"), in connection with the adoption of the M/I Schottenstein Homes, Inc. 1993 Stock Incentive Plan as Amended (the "Plan") and the offering of common shares, $.01 par value per share, of the Company (the "Common Shares"), under the Plan, as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on the date hereof. The purpose of the Registration Statement is to register 402,307 additional Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder (the "Rules and Regulations").

                  In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the Company's Amended and Restated Articles of Incorporation; (d) the Company's Amended and Restated Regulations; and (e) certain proceedings of the directors and of the shareholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

                  We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.


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                  Based upon and subject to the foregoing and the further
qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 402,307 Common Shares of the Company to be registered under the Registration Statement have been issued and delivered by the Company in accordance with the terms of the Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

                  Our opinion is limited to the General Corporation Law of Ohio, including the reported judicial decisions interpreting that Law, in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

                  Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

                                Very truly yours,

                                VORYS, SATER, SEYMOUR AND PEASE LLP


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